Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

ContraVir Pharmaceuticals, Inc.

New York, New York

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our reports dated September 29, 2014 and February 12, 2015, relating to the financial statements of ContraVir Pharmaceuticals, Inc. appearing in the Company’s Annual Report on Form 10-K for the year ended June 30, 2014 and in the Company’s Quarterly Report on Form 10-Q for the six months ended December 31, 2014, respectively.   Our reports contain an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP
BDO USA, LLP
New York, New York

May 4, 2015